Exhibit 10.1

ENCORE CAPITAL GROUP, INC.

RESTRICTED STOCK GRANT NOTICE

(2005 STOCK INCENTIVE PLAN, AS AMENDED)

Encore Capital Group, Inc. (the “Company”), pursuant to its 2005 Stock Incentive Plan, as amended (the “Plan”), hereby awards to Participant a Restricted Stock Award for the number of shares of the Company’s stock set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth herein and in the Plan and the Restricted Stock Agreement, both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Restricted Stock Agreement. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.

Participant:	George Lund

Date of Grant:	June 15, 2010

Vesting Commencement Date:	See Vesting Schedule below

Number of Shares Subject to Award:	70,000

Consideration:	Participant’s Services

Vesting Schedule:	23,000 shares will vest on February 20, 2011;

17,000 shares will vest on February 20, 2012;

15,000 shares will vest on February 20, 2013;

15,000 shares will vest on February 20, 2014.

In addition, the vesting of the shares may accelerate in the sole discretion of the Committee and upon certain events described in the Restricted Stock Agreement. Notwithstanding the foregoing, vesting shall terminate upon the Participant’s termination of Continuous Service.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Grant Notice, the Restricted Stock Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Grant Notice, the Restricted Stock Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on that subject.

Participant further agrees that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). Participant also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify Participant by e-mail.

ENCORE CAPITAL GROUP, INC.:		PARTICIPANT:

By:
	J. Brandon Black	George Lund

Title:	President and Chief Executive Officer	Date:

Date:

ATTACHMENTS: Restricted Stock Agreement, 2005 Stock Incentive Plan, as Amended and Restated

ATTACHMENT I

ENCORE CAPITAL GROUP, INC.

2005 STOCK INCENTIVE PLAN, AS AMENDED

RESTRICTED STOCK AGREEMENT – COC EXECUTIVE

Pursuant to the Restricted Stock Grant Notice (“Grant Notice”) and this Restricted Stock Agreement and in consideration of your services, Encore Capital Group, Inc. (the “Company”) has awarded you a restricted stock award (the “Award”) under its 2005 Stock Incentive Plan, as amended (the “Plan”) for the number of shares of the Company’s Stock as indicated in the Grant Notice. Your Award is granted to you effective as of the Date of Grant set forth in the Grant Notice for this Award. Defined terms not explicitly defined in this Restricted Stock Agreement shall have the same meanings given to them in the Plan. In the event of any conflict between the terms in this Restricted Stock Agreement and the Plan, the terms of the Plan shall control.

In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree that the details of your Award are as follows:

1. VESTING.

(a) In General. Subject to the limitations contained herein, your Award will vest in accordance with the vesting schedule provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. For purposes of this Award, “Continuous Service” means that your service with the Company or an Affiliate, whether as an employee, director or consultant, is not interrupted or terminated. A change in the capacity in which you render service to the Company or an Affiliate as an employee, consultant or director or a change in the entity for which you render such service, provided that there is no interruption or termination of your service with the Company or an Affiliate, shall not terminate your Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or its compensation committee or any officer designated by the Board or its compensation committee, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to you, or as otherwise required by law.

(b) Vesting Acceleration. Notwithstanding the foregoing, upon a Change of Control during your Continuous Service, or in the event that your Continuous Service is terminated due to your death or Disability, or by the Company without cause (whether actually or constructively), then your Award will immediately vest in full. In addition, the Committee may in its sole discretion accelerate vesting at any time (in whole or in part) provided that such vesting does not cause the Company to lose a tax deduction under Section 162(m) of the Code.

2. NUMBER OF SHARES. The number of shares subject to your Award may be adjusted from time to time for capitalization adjustments, as provided in the Plan.

3. LIMITATIONS ON TRANSFER. Your Award is not transferable, except by will or by the laws of descent and distribution. In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the shares of Stock subject to the Award until the shares are vested in accordance with this Restricted Stock Agreement. After the shares have vested, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein and applicable securities laws.

4. DIVIDENDS. You shall be entitled to receive payments equal to any cash dividends and other distributions paid with respect to the shares covered by your Award, provided that such distributions shall be converted into additional shares covered by the Award. If such distributions are paid in cash, you shall be credited with additional shares covered by the Award in an amount equal to (i) the amount of the dividends or other distributions paid on that number of shares equal to the aggregate number of shares covered by the Award as of that date divided by (ii) the Fair Market Value of a share as of such date. The additional shares credited shall be subject to the same vesting and forfeiture restrictions as the shares covered by the Award with respect to which they relate.

5. RESTRICTIVE LEGENDS. The shares issued under your Award shall be endorsed with appropriate legends determined by the Company.

6. AWARD NOT A SERVICE CONTRACT.

(a) Your Continuous Service with the Company or an Affiliate is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Restricted Stock Agreement (including, but not limited to, the vesting of your Award pursuant to the schedule set forth in the Grant Notice), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Restricted Stock Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Restricted Stock Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Restricted Stock Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b) By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the schedule set forth in the Grant Notice is earned only by continuing as an employee, director or consultant at the will of the Company (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Restricted Stock Agreement, including but not limited to, the termination of the right to continue vesting in the Award. You further acknowledge and agree that this Restricted Stock Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Restricted Stock Agreement, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your Continuous Service at any time, with or without cause and with or without notice.

7. WITHHOLDING OBLIGATIONS.

(a) On or before vesting of the shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and/or any other amounts payable to you, provided that any such withholding will not be in excess of the minimum statutory withholding requirement, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award. If permissible under applicable law, the Company may, in its sole discretion: (i) sell or arrange for the sale, on your behalf, of shares acquired by you to meet the withholding obligation and/or (ii) withhold in shares, provided that only the amount of shares necessary to satisfy the minimum withholding amount are withheld. The Company also reserves the right to require that you assume liability for any tax- and/or social insurance-related charges that may otherwise be due by the Company or an Affiliate with respect to the Award, if the Company determines in its sole discretion that such charges may legally be transferred to you. To the extent that liability for any such charges is transferred to you, such charges will be subject to the applicable withholding methods set forth in this Section 7.

(b) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to remove the restrictive legends from the shares of Stock subject to your Award.

8. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

9. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

10. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

11. SEVERABILITY. If all or any part of this Restricted Stock Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Restricted Stock Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Restricted Stock Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

12. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Restricted Stock Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

13. AMENDMENT. This Restricted Stock Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Restricted Stock Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Restricted Stock Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Restricted Stock Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

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